Exhibit 10.70

Summary of Compensation for Executive Officers
The executive officers of Cheniere Energy, Inc. (“Cheniere” or “Company”) are “at will” employees and none of them has an employment or severance agreement except, as noted below, in limited circumstances with respect to local foreign practice where employment agreements are required under the laws of foreign countries where an executive officer works. The written and unwritten arrangements under which Cheniere's executive officers are compensated include:

•	a base salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere (the “Compensation Committee”);

•	an annual incentive award or bonus award determined annually by the Compensation Committee;

•
eligibility for awards under Cheniere's Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”), and Cheniere's 2011 Incentive Plan, as amended, each as determined by the Compensation Committee;

•
a broad-based benefits package offered to all employees, including vacation, paid sick leave, a tax-qualified 401(k) savings plan pursuant to which Cheniere matches 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law, medical, dental and vision benefits as well as a Section 125 Cafeteria Plan, health and dependent care reimbursement arrangements and short-term and long-term disability, basic life insurance equal to two times base salary, voluntary life (elective) insurance and accidental death and dismemberment insurance; and

•
a Change of Control Agreement which provides that, upon a Change of Control (as defined in the Change of Control Agreement), the executive officer shall receive a payment in an amount equal to one times the executive officer's base salary at or immediately prior to the time the Change of Control is consummated.

The following table sets forth the 2012 base salary (effective January 16, 2012), the mid-year 2012 base salary (effective July 30, 2012), the 2012 cash bonus award, the Long-Term Commercial Bonus Awards for Train 1 and Train 2 and the Long-Term Commercial Bonus Awards for Train 3 and Train 4 for each of the Company's named executive officers:

				Long-Term Commercial Bonus Awards for Train 1 and Train 2		Long-Term Commercial Bonus Awards for Train 3 and Train 4
Named Executive Officer	2012Base Salary Effective January 16, 2012	Mid-year 2012 Base Salary Effective July 30, 2012	2012 Cash Bonus Award	Number of Shares of Restricted Stock	Long-Term Commercial Cash Award	Milestone Awards (Total No. of Shares of Restricted Stock)	Stock Price Awards (Total No. of Shares of Restricted Stock)
Charif Souki Chairman, Chief Executive Officer and President	$771,580	$800,000	$3,200,000	3,500,000	$21,000,000	4,200,000	2,100,000
Meg A. Gentle Senior Vice President and Chief Financial Officer	$292,370	$420,000	$850,000	500,000	$3,000,000	600,000	300,000
H. Davis Thames Senior Vice President - Marketing	$292,370	$420,000	$850,000	500,000	$3,000,000	600,000	300,000
Jean Abiteboul Senior Vice President - International	$311,223[1]	$378,286[1]	$600,000	400,000	$2,400,000	400,000	200,000
R. Keith Teague Senior Vice President - Asset Group	$292,370	$375,000	$650,000	400,000	$2,400,000	480,000	240,000
Greg W. Rayford Senior Vice President and General Counsel	$292,370	$375,000	$650,000	400,000	$2,400,000	480,000	240,000

1Mr. Abiteboul's base salary is calculated based on Euros pursuant to his employment agreement. The amount reported in the table represents the U.S. dollar equivalent based on the exchange rate on the date each rate was effective by the Compensation Committee: an exchange rate of 1.2674 USD to 1 EUR on January 16, 2012, and an exchange rate of 1.23221 USD to 1 EUR on July 30, 2012.

The 2012 base salaries were effective on January 16, 2012 for all of the named executive officers. The mid-year base salary increases were effective on July 30, 2012 for all of the named executive officers. The 2012 cash bonus awards included in the table above were paid to the named executive officers on December 28, 2012.
On August 9, 2012, a notice to proceed (“NTP”) was issued under the lump sum turnkey contract for the engineering, procurement and construction of Train 1and Train 2 of the natural gas liquefaction facilities being developed by a majority owned subsidiary of Cheniere (the “Liquefaction Project”). In connection therewith, the restricted stock awards and the long-term commercial cash awards included in the table above were granted to the named executive officers on August 9, 2012. The first installment of 35% of the restricted stock awards vested upon the issuance of NTP on August 9, 2012. The remaining installments will vest as follows: 10%, 15%, 15% and 25% on the first, second, third and fourth anniversaries, respectively, of the issuance of NTP for Train 1 and Train 2. The long-term commercial cash awards will vest and be paid in five equal annual installments of 20%.
The milestone awards and stock price awards included in the table above were granted to the named executive officers on February 18, 2013 for achievements relating to Train 3 and Train 4 of the Liquefaction Project. The milestone awards will vest based on the achievement of four milestones related to the Liquefaction Project. The stock price awards will vest based on the achievement of two minimum average stock price hurdles.
Compensatory Arrangements for Certain Executive Officers
On June 30, 2009, the independent members of the Board of Directors approved a U.K. assignment letter for Mr. Souki effective as of July 1, 2009 so that he was able to spend a portion of his time working from London to more effectively conduct international business for the Company. The Company paid Mr. Souki an annual allowance for the cost of housing and living expenses in London pursuant to the assignment letter. In April 2010, the Compensation Committee approved an amendment to Mr. Souki's U.K. assignment letter to extend the term of his assignment to July 1, 2011, and increase the amount of his annual allowance to $200,000 to cover the cost of housing and living expenses in London. Mr. Souki's U.K. assignment letter expired in June 2011; however, the Compensation Committee approved Mr. Souki's annual housing and living allowance in the amount of $200,000 for the duration of Mr. Souki's stay in the U.K. Mr. Souki was paid the housing and living allowance through July 2012, and effective August 2012, Mr. Souki no longer received the annual housing and living allowance. Mr. Souki is responsible for paying his individual tax liabilities and filing all necessary tax returns.
Jean Abiteboul, located in our French office, has an employment agreement with Cheniere's French subsidiary. Mr. Abiteboul's employment agreement is for an unlimited term and may be terminated by our French subsidiary or Mr. Abiteboul upon three months' prior notice. In addition, in April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul's employment agreement to provide for a secondment arrangement, pursuant to which Mr. Abiteboul is seconded to the Company's London office. Various costs of Mr. Abiteboul's secondment are covered pursuant to the secondment arrangement, including Mr. Abiteboul's temporary housing costs in London. Mr. Abiteboul's secondment may be terminated by the Company or Mr. Abiteboul upon two months' prior notice. In April 2012, the Compensation Committee approved a second amendment to Mr. Abiteboul's employment agreement to extend his secondment through April 29, 2013. All other terms of Mr. Abiteboul's employment agreement remain unchanged and he will return to his previous role pursuant to his employment agreement at the end of his secondment. See the description of Mr. Abiteboul's U.K. secondment arrangement included in the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on April 27, 2010, which is incorporated herein by reference.